Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-         ) and related Prospectus of Smurfit-Stone Container Enterprises, Inc. for the offer to exchange $675,000,000 of 8.000% Senior Notes due 2017 and to the use of our report dated February 27, 2007, with respect to the consolidated financial statements and schedule of Smurfit-Stone Container Enterprises, Inc. included and incorporated by reference therein and to the incorporation by reference therein of our report dated February 27, 2007, with respect to Smurfit-Stone Container Enterprises, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Smurfit-Stone Container Enterprises, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

St. Louis, Missouri
March 23, 2007